EXHIBIT 99.9

INFORMATION REGARDING CERTAIN PARTICIPANTS IN THE SOLICITATION

FBB Holdings I, Inc. (“FBB”) and its chief executive officer, Jim Fogarty, may be deemed to be participants in the solicitation of proxies from the stockholders of Destination XL Group, Inc. (“DXL”) in connection with the proposed merger transaction described in the Current Report on Form 8-K to which this exhibit is attached (the “Merger”).

Interests of FBB and Jim Fogarty in the Merger

FBB and Mr. Fogarty have interests in the Merger that may be different from, or in addition to, the interests of DXL stockholders generally. These interests include the following:

FBB Holdings I, Inc.

Upon consummation of the Merger, stockholders of FBB will receive shares of DXL common stock such that, immediately following the Merger, former FBB stockholders will own 55% of the outstanding common stock of the combined company, with existing DXL stockholders owning 45% of the combined company.

Jim Fogarty

Mr. Fogarty is the Chief Executive Officer of FBB and is expected to have the following interests in connection with the Merger:

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Equity Ownership: Mr. Fogarty is expected to receive approximately 1.6% of the outstanding common stock of DXL following consummation of the Merger, based on his expected ownership of FBB common stock immediately prior to the Merger, substantially all of which will result from Mr. Fogarty’s participation in the pre-closing investment pursuant to the commitment and subscription agreements.

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Board Membership: Effective immediately following the consummation of the Merger, Mr. Fogarty will become a member of the board of directors of DXL as one of the four directors designated by FBB.

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Executive Position: Effective as of the consummation of the Merger, Mr. Fogarty will serve as the Chief Executive Officer of DXL.

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Employment Agreement: In connection with his appointment as Chief Executive Officer of DXL, Mr. Fogarty is expected to enter into an employment agreement with DXL governing the terms and conditions of his employment as Chief Executive Officer. The terms of such employment agreement have not been finalized as of the date of this filing.

Additional information regarding the interests of participants in the solicitation of proxies in connection with the Merger will be included in the proxy statement that DXL intends to file with the Securities and Exchange Commission in connection with the Merger.